Gulf Resources, Inc. Rena Xiao E-mail: renaxiao@gmail.com	CCG Investor Relations, Inc. Crocker Coulson, President Phone: +1-646-213-1915 E-mail: crocker.coulson@ccgir.com

Helen Xu E-mail: beishengrong@163.com Website: www.gulfresourcesinc.cn	Linda Salo, Financial Writer Phone: +1-646-922-0894 E-mail: linda.salo@ccgir.com
Website: http://www.ccgirasia.com/

Gulf Resources Completes Acquisition of Bromine and

Crude Salt Manufacturing Assets

New York & Shandong Province, February 4, 2009 - Gulf Resources, Inc. (OTCBB: GFRE) (“Gulf Resources” or the “Company”), a leading manufacturer of bromine, crude salt and specialty chemical products in the People’s Republic of China, today announced that one of its wholly-owned subsidiaries Shouguang City Haoyuan Chemical Company Limited (“SCHC”) has completed the acquisition of manufacturing assets involved in bromine and crude salt production owned by three individual residents of the People’s Republic of China, Fenqiu Yuan, Han Wang and Yufen Zhang (the “Sellers”).

On January 7, 2009, SCHC signed an agreement to acquire the buildings, wells, machinery, equipment, pipelines, power circuits and inventory owned by the Sellers, and any warranties associated therewith, located on 6.52 km2, or approximately 1,611 acres, in Shouguang City Renjiazhuangzi Village North Area (the “Property”). The acquisition is expected to increase the Company’s annual production capacity by 3,000 tons of bromine and 200,000 tons of crude salt when the assets are fully operational, expanding the consolidated annual production capacity of SCHC to 34,000 tons of bromine and 300,000 tons of crude salt.

“We are very glad to see the rapid completion of this acquisition of manufacturing assets, and have already started the maintenance and upgrade of existing facilities, which are currently not operational, to achieve optimal operating conditions. We expect to start formal production using the assets in April 2009,” said Ming Yang, CEO of Gulf Resources. “The completion of this acquisition enables us to utilize our valuable exploration license to rapidly expand our bromine production capacity and market share, given the limited number of bromine exploration licenses issued. In addition, the newly acquired assets allow us to better utilize the economic benefits of crude salt, a byproduct of bromine production, which we believe offers attractive gross margin.”

Consideration for the bromine and crude salt manufacturing assets was $11.5 million, of which $10.0 million was paid in cash and $1.5 million was paid by the issuance of 1.5 million shares of the Company’s common stock at price of $1.00 per share. The Company expects the additional production of bromine and crude salt from these new assets to add $3.69 million to $4.10 million and $3.50 million to $4.00 million, respectively, in incremental revenue in fiscal 2009 based on long-term contract prices for year-end 2008.

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through two wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited (“SCHC”) and Shouguang Yuxin Chemical Industry Co., Limited (“SYCI”). The Company believes that it is one of the largest producers of bromine in the People’s Republic of China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the Company manufactures chemical products utilized in a variety of applications, including oil & gas field explorations and as papermaking chemical agents. For more information, please visit www.gulfresourcesinc.cn.

Forward-Looking Statements

Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

###